AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

DB COMMODITY INDEX TRACKING FUND

This Amendment No. 3 (“Amendment No. 3”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of December 1, 2005 (the “Declaration of Trust”) of DB Commodity Index Tracking Fund (the “Fund”) by and among DB Commodity Services LLC (the “Managing Owner”), Wilmington Trust Company and the Unitholders, from time-to-time thereunder.

WHEREAS, the Managing Owner has deemed it advisable for the Fund to amend the Declaration of Trust to memorialize changes in certain fee provisions disclosed in the Declaration of Trust as previously agreed to by the Fund and the Managing Owner;

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to give effect to the foregoing.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of March 2, 2006 through July 11, 2006, Section 4.8(a)(iii) shall be amended and replaced in its entirety as follows:

“(iii) In no event shall the Managing Owner be entitled to reimbursement under Section 4.8(a)(i) in an aggregate amount in excess of 2.50% of the aggregate amount of all subscriptions accepted during the Initial Offering Period and the first 36 months of the Continuous Offering Period. In no event shall the aggregate amount of the reimbursement payments from the Trust to the Managing Owner under Sections 4.8(a)(i) and (ii) in any month exceed 0.10% per annum of the Net Asset Value of the Trust as of the beginning of such month.”

2.	Effective as of July 12, 2006, Section 4.8(a)(i), (ii) and (iii) shall be amended and replaced in its entirety as follows:

“(a) (i) The Managing Owner or an Affiliate of the Managing Owner shall be responsible for the payment of all Organization and Offering Expenses incurred and accrued but unpaid in connection with the creation of the Trust and sale of Units during or prior to the Initial Offering Period.

(ii) The Managing Owner or an Affiliate of the Managing Owner also shall be responsible for the payment of all Organization and Offering Expenses incurred after the Initial Offering Period.

(iii) [Reserved.]”

3.	Effective as of July 12, 2006, Section 4.8(b) shall be amended and replaced in its entirety as follows:

“(b) All ongoing charges, costs and expenses of the Trust’s operation, including, but not limited to, the routine expenses associated with (i) preparation of monthly, quarterly, annual and other reports required by applicable U.S. federal and state regulatory authorities; (ii) Trust meetings and preparing, printing and mailing of proxy statements and reports to Unitholders; (iii) the payment of any distributions related to redemption of Units; (iv) routine services of the Trustee, legal counsel and independent accountants; (v) routine accounting and bookkeeping services, whether performed by an outside service provider or by Affiliates of the Managing Owner; (vi) postage and insurance; (vii) client relations and services; and (viii) computer equipment and system maintenance shall be billed to and/or paid by the Managing Owner. The Management Fee and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) shall be billed to and/or paid by the Master Fund.

4.	This Amendment No. 3 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, this Amendment No. 3 has been executed for and on behalf of the undersigned as of the 8th day of August , 2006.

DB COMMODITY SERVICES LLC, as Managing Owner

By:	/s/ Kevin Rich
Name:Kevin Rich Title: Director and Chief Executive Officer

By:	/s/ Gregory Collett
Name:Gregory Collett Title: Vice President and Chief Operating Officer

Acknowledged:

WILMINGTON TRUST COMPANY, not in its

individual capacity but solely as Trustee

of the Fund

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil Title: Assistant Vice President

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